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GENERAL MOTORS CORPORATION                                          EXHIBIT 12
AND SUBSIDIARIES                             COMPUTATION OF RATIOS OF EARNINGS
                                                              TO FIXED CHARGES



                                                         Six Months Ended
                                                             June 30,
                                                       ---------------------
                                                            1995        1994
                                                       ---------------------
                                                       (Dollars in Millions)

Income before cumulative effect of
  accounting change                                     $4,424.1    $3,534.6
United States, foreign, and other income taxes           2,272.8     2,003.7
Equity in (income) losses of associates                    (35.7)        5.3
Cash dividends received from associates                      5.0         3.2
Amortization of capitalized interest                        25.6        25.3
                                                         -------     -------
Income before income taxes, undistributed (income)
  losses of associates, and amortization of
    capitalized interest                                 6,691.8     5,572.1
                                                         -------     -------

Fixed charges included in net income
  Interest and related charges on debt                   2,834.9     2,427.2
  Portion of rentals deemed to be interest                 285.9       218.5
                                                         -------     -------
    Total fixed charges included in net income           3,120.8     2,645.7
                                                         -------     -------


Earnings available for fixed charges                    $9,812.6    $8,217.8
                                                         =======     =======

Fixed charges
  Fixed charges included in net income                  $3,120.8    $2,645.7
  Interest capitalized in the period                        23.9        16.7
                                                        --------     -------
    Total fixed charges                                 $3,144.7    $2,662.4
                                                         =======     =======


Ratios of earnings to fixed charges                         3.12        3.09
                                                            ====        ====






















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